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Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution



                                                     For the                   For the
                                                   three months              nine months
                                               ended September 30,       ended September 30,
(In thousands, except per share data)          2006         2005         2006         2005
                                           ----------------------------------------------------
Weighted average number of common
  shares outstanding - basic                     31,070       32,352       31,372       32,379

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                          488          620          547          628
                                           ----------------------------------------------------
Weighted average number of common
  shares outstanding - diluted                   31,558       32,972       31,919       33,007
                                           ====================================================

Net income                                      $24,237      $28,885      $74,849      $78,916

Basic earnings per share                          $0.78        $0.89        $2.39        $2.44

Diluted earnings per share                        $0.77        $0.88        $2.34        $2.39
